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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                                                      NEWS
June 30, 1997                                                      (Nasdaq:MGAS)


                  MARCUM NATURAL GAS SERVICES, INC. SELLS ITS
       MARCUM FUEL SYSTEMS, INC. SUBSIDIARY TO NATURAL FUELS CORPORATION


DENVER -- Marcum Natural Gas Services, Inc. (Nasdaq-MGAS) Monday announced that it has completed the sale of substantially all of the assets of its wholly-owned subsidiary, Marcum Fuel Systems, Inc. to Natural Fuels Corporation, an affiliate of Public Service Co. of Colorado and Colorado Interstate Gas.

Terms of the sale include a cash payment from the purchaser of approximately $400,000 for certain inventory, fixed assets and technology of Marcum Fuel Systems. The Company anticipates receiving additional cash proceeds during the subsequent twelve months from a shared interest in the gross margins related to Marcum Fuel Systems' backlog of approximately $4.8 million, which will be completed by the purchaser. In addition, the Company will retain a royalty on future sales of the Company designed compressed natural gas dispensers over the next five to ten years. After liquidation of certain liabilities retained by the Company, the Company anticipates additional net cash proceeds from the collection of outstanding accounts receivables and the completion of certain projects currently in progress.

With this transaction, the Company will concentrate its growth on its remaining three wholly-owned subsidiaries: Southern Flow Companies, Inc., a large independent natural gas measurement services company; Metretek, Incorporated, a manufacturer and supplier of electronic natural gas meter monitoring and data collections systems; and Marcum Gas Transmission, Inc., which pursues acquisitions of natural gas gathering, processing and transportation facilities and related assets.

Statements in this press release that look forward in time, which include everything other than historical information, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected or implied. These risks and uncertainties include, but are not limited to, changes in the natural gas utilities industry, the energy industry in general and the natural gas industry in particular, the impact of competition, product development and product acceptance risks, and other risks and uncertainties described from time to time in the Company's filings with the Securities and Exchange Commission, including the most recent report on Form 10-KSB. The Company assumes no responsibility to update the information included in this press release.

CONTACT:
Marcum Natural Gas Services, Inc.
W. Phillip Marcum, President
(303)592-5555